SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2015
General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
 (State or Other Jurisdiction of Incorporation)

001-32845	32-0163571
(Commission File Number)	(I.R.S. Employer Identification No.)

39 East Union Street
Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)
(626) 584-9722
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTES
Certain References

References to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation, and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN North America Leasing Corporation, a Delaware corporation; GFN North America Corp., a Delaware corporation; GFN Realty Company, LLC, a Delaware limited liability company; GFN Manufacturing Corporation, a Delaware corporation, and its subsidiary, Southern Frac, LLC, a Texas limited liability company (collectively “Southern Frac”); Royal Wolf Holdings Limited, an Australian corporation publicly traded on the Australian Securities Exchange (collectively with its Australian and New Zealand subsidiaries, “Royal Wolf”); Pac-Van, Inc., an Indiana corporation , and its Canadian subsidiary, PV Acquisition Corp., an Alberta corporation, doing business as “Container King” (collectively “Pac-Van”); and Lone Star Tank Rental Inc., a Delaware corporation (“Lone Star”).

TABLE OF CONTENTS
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Item 8.01	Other Events	1

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Item 8.01   Other Events

On October 22, 2015, in Australia, Royal Wolf (ASX:RWH) announced financial results for the first quarter of its fiscal year ending June 30, 2016 (“FY16”) and, along with the results of its Annual General Meeting of Shareholders and related document(s), filed the announcement with the Australian Securities Exchange Limited. The financial results are presented in Australian dollars and have been prepared in accordance with International Financial Reporting Standards (“IFRS”).  Among the financial information released were:

●	FY16 leasing revenues were A$18.7 million, a decrease of A$1.8 million, or 8.7%, from leasing revenues in the first quarter of the fiscal year ended June 30, 2015 (“FY15”).
●	FY16 sales revenues were A$15.3 million, a decrease of A$0.6 million, or 3.6%, from sales revenues in FY15.
●	Net income of A$1.3 million in FY16 versus A$2.7 million in FY15.
●	Earnings per share of A$0.013 in FY16 versus A$0.027 in FY15.
●	Lease fleet utilization was 77.9% at September 30, 2015, as compared to 82.5% at September 30, 2014.

The above-mentioned press release and other information about Royal Wolf are available on the Australian Securities Exchange and the Royal Wolf website at www.royalwolf.com.au.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION
Dated: October 22, 2015	By:	/s/ CHARLES E. BARRANTES
Charles E. Barrantes
Executive Vice President and Chief Financial Officer

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